Exhibit 16.1

June 29, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Enveric Biosciences, Inc. under Item 4.01 of its Form 8-K/A filed on June 29, 2021. We agree with the statements concerning our Firm under Item 4.01; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,
/s/ Marcum LLP